EXHIBIT 4.15

ASURE SOFTWARE, INC.

2009 EQUITY PLAN

NOTICE OF OPTION GRANT

July 2, 2011

Patrick Goepel

You have been granted an option to purchase Common Stock of Asure Software, Inc., a Delaware corporation (the “Company”), as follows.  Any terms not defined in this Notice shall have the definitions set forth in the attached Stock Option Agreement or the Company’s 2009 Equity Plan (the “2009 Equity Plan”).

Board Approval Date:	July 2, 2011
Date of Grant (Later of Board	July 2, 2011
Approval Date or Commencement of Employment/Consulting):
Exercise Price per Share:	$3.50
Total Number of Shares Granted:	115,000
Total Exercise Price:	$402,500
Type of Option:	Incentive Stock Option
Expiration Date:	December 31, 2019
First Vest Date:	September 30, 2011
Vesting/Exercise Schedule:
So long as Continuous Service Status continues, the Shares underlying this Option shall vest and become exercisable in accordance with the following schedule: one-fourteenth (1/14th) of the Total Number of Shares Granted, or 8,214 shares of Common Stock, shall vest and become exercisable on each of September 30, and December 31 of calendar year 2011, and each of March 31, June 30, September 30, and December 31 for calendar years 2012 and 2013 and each of March 31, June 30 and September 30, 2014, with the remaining 8,218 shares to vest and become exercisable on December 31, 2014. Notwithstanding anything contained in the Option Agreement or the 2009 Equity Plan to the contrary, the term “Continuous Service Status” shall be deemed for the purpose of your Stock Option Agreement to include only your service as Chief Executive Officer of the Company, and shall expressly exclude any role as director of the Company.

Termination Period:
This Option may be exercised for 90 days after termination of Continuous Service Status, except as set out in Section 5 of the Stock Option Agreement (but in no event later than the Expiration Date) Optionee is responsible for keeping track of these exercise periods following termination for any reason of his or her service relationship with the Company. The Company will not provide further notice of such periods.

Definition of Cause:	Cause shall have the definition of “cause” as set forth in the Amended and Restated Employment Agreement between the Company and Optionee dated on or about the date of this grant.
Change of Control:
Notwithstanding the foregoing, in the event of a Change of Control (as such term is defined in the 2009 Equity Plan), the number of shares of Common Stock that would vest according to the vesting schedule in a twelve (12) month period (or the remaining number, if fewer remain unvested) shall immediately vest and become exercisable. Further, if the consideration per share in connection with the Change of Control is: (i) at least $4.00 per share, then an additional 25% of the remaining unvested Total Number of Shares shall immediately vest and become exercisable; (ii) at least $5.00 per share, then an additional 50% of the remaining unvested Total Number of Shares shall immediately vest and become exercisable; (iii) at least $6.00 per share, then an additional 75% of the remaining unvested Total Number of Shares shall immediately vest and become exercisable; and (iv) at least $7.00 per share, then all of the remaining unvested Total Number of Shares shall immediately vest and become exercisable.

Transferability:	This Option may not be transferred.

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the Asure Software, Inc. 2009 Equity Plan and the Stock Option Agreement, both of which are attached and made a part of this document.

In addition, you agree and acknowledge that your rights to any Shares underlying the Option will be earned only as you provide services to the Company over time, that the grant of the Option is not as consideration for services you rendered to the Company prior to your vesting commencement date, and that nothing in this Notice or the attached documents confers upon you any right to continue your employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause.

THE COMPANY:

ASURE SOFTWARE, INC.

By:
(Signature)

Name:
Title:

OPTIONEE:

PATRICK GOEPEL

___________________________________

ASURE SOFTWARE, INC.

2009 EQUITY PLAN

STOCK OPTION AGREEMENT

1.           Grant of Option.  Asure Software, Inc., a Delaware corporation (the “Company”), hereby grants to the Optionee identified in the Notice of Option Grant to which this Agreement is attached (the “Notice”), an option (the “Option”) to purchase the total number of shares of Common Stock (the “Shares”) set forth in the Notice, at the exercise price per Share set forth in the Notice (the “Exercise Price”) subject to the terms, definitions and provisions of the Asure Software, Inc. 2009 Equity Plan (the “Plan”) adopted by the Company, which is incorporated in this Agreement by reference. Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Plan.

2.           Designation of Option.  This Option is intended to be an Incentive Stock Option as defined in Section 422 of the Code only to the extent so designated in the Notice, and to the extent it is not so designated or to the extent the Option does not qualify as an Incentive Stock Option, it is intended to be a Nonstatutory Stock Option.

Notwithstanding the above, if designated as an Incentive Stock Option, in the event that the Shares subject to this Option (and all other Incentive Stock Options granted to Optionee by the Company or any Parent or Subsidiary, including under other plans of the Company) that first become exercisable in any calendar year have an aggregate fair market value (determined for each Share as of the date of grant of the option covering such Share) in excess of $100,000, the Shares in excess of $100,000 shall be treated as subject to a Nonstatutory Stock Option, in accordance with Section 5(c) of the Plan.

3.           Exercise of Option.  This Option shall be exercisable during its term in accordance with the Vesting/Exercise Schedule set out in the Notice and with the provisions of Section 10 of the Plan as follows:

(a)           Right to Exercise.

(i)           This Option may not be exercised for a fraction of a share.

(ii)           This Option may only be exercised with respect to Shares that are already Vested as of the date of such exercise.

(iii)           This Option may not be exercised more than once in any six month period, without the consent of the Company.

(iv)           In the event of Optionee’s death, disability or other termination of employment, the exercisability of the Option is governed by Section 5 below, subject to the limitations contained in this Section 3.

(v)           In no event may this Option be exercised after the Expiration Date of the Option as set forth in the Notice.

(vi)           If requested by the Company, the exercise of this Option shall be conditioned upon and subject to the receipt by the Company of an executed signature page to the Company’s Stockholder’s Agreement, if any.

(vii)           Notwithstanding anything contained herein to the contrary, this Option may NOT be exercised in the event that following the exercise of such Options, the Optionee (together with its Affiliates and Associates (as each is defined in the Company’s Rights Plan dated October 28, 2009, as such may be amended from time to time)) holds 4.9% or more of the Common Shares (as defined and calculated pursuant to Section 382 of the Internal Revenue Code.

(b)           Method of Exercise.

(i)           Except as otherwise set forth in the Notice, this Option shall be exercisable by execution and delivery of a written notice approved for such purpose by the Company which shall state Optionee’s election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan.  Such written notice shall be signed by Optionee and shall be delivered to the Company by such means as are determined by the Plan Administrator in its discretion to constitute adequate delivery.  The written notice shall be accompanied by payment of the Exercise Price.  This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price.

(ii)           As a condition to the exercise of this Option and as further set forth in Section 12 of the Plan, Optionee agrees to make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the vesting or exercise of the Option, or disposition of Shares, whether by withholding, direct payment to the Company, or otherwise.

(iii)           The Company is not obligated, and will have no liability for failure, to issue or deliver any Shares upon exercise of the Option unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel.  This Option may not be exercised until such time as the Plan has been approved by the stockholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 221 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board.  As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by the Applicable Laws.  Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Optionee on the date on which the Option is exercised with respect to such Shares.

4.           Method of Payment.  Payment of the Exercise Price shall be by any of the following, or a combination of the following, at the election of Optionee:

(a)           cash or check;

(b)           cancellation of indebtedness;

(c)           prior to the date, if any, upon which the Common Stock becomes a Listed Security, by surrender of other shares of Common Stock of the Company that have an aggregate Fair Market Value on the date of surrender equal to the Exercise Price of the Shares as to which the Option is being exercised.  In the case of shares acquired directly or indirectly from the Company, such shares must have been owned by Optionee for more than six (6) months on the date of surrender (or such other period of time as is necessary to avoid the Company’s incurring adverse accounting charges); or

(d)           following the date, if any, upon which the Common Stock is a Listed Security, and if the Company is at such time permitting “same day sale” cashless brokered exercises, delivery of a properly executed exercise notice together with irrevocable instructions to a broker participating in such cashless brokered exercise program to deliver promptly to the Company the amount required to pay the exercise price (and applicable withholding taxes).

5.           Termination of Relationship.  Following the date of termination of Optionee’s Continuous Service Status for any reason (the “Termination Date”), Optionee may exercise the Option only as set forth in the Notice and this Section 5.  To the extent that Optionee is not entitled to exercise this Option as of the Termination Date, or if Optionee does not exercise this Option within the Termination Period set forth in the Notice or the termination periods set forth below, the Option shall terminate in its entirety.  In no event, may any Option be exercised after the Expiration Date of the Option as set forth in the Notice.

(a)           Termination.  In the event of termination of Optionee’s Continuous Service Status other than as a result of Optionee’s disability or death or for Cause (as defined in the Plan), Optionee may, to the extent Optionee is vested in the Option Shares at the date of such termination (the “Termination Date”), exercise this Option during the Termination Period set forth in the Notice.

(b)           Other Terminations.  In connection with any termination other than a termination covered by Section 5(a), Optionee may exercise the Option only as described below:

(i)           Termination upon Disability of Optionee. In the event of termination of Optionee’s Continuous Service Status as a result of Optionee’s disability, Optionee may, but only within six months from the Termination Date, exercise this Option to the extent Optionee was vested in the Option Shares as of such Termination Date.

(ii)           Death of Optionee.  In the event of the death of Optionee (a) during the term of this Option and while an Employee or Consultant of the Company and having been in Continuous Service Status since the date of grant of the Option, or (b) within thirty (30) days after Optionee’s Termination Date, the Option may be exercised at any time within six months following the date of death by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent Optionee was vested in the Option as of the Termination Date.

(iii)           Termination for Cause.  In the event Optionee’s Continuous Service Status is terminated for Cause, the Option shall terminate immediately upon such termination for Cause as set forth in Section 10(b)(iv) of the Plan.  In the event Optionee’s employment or consulting relationship with the Company is suspended pending investigation of whether such relationship shall be terminated for Cause, all Optionee’s rights under the Option, including the right to exercise the Option, shall be suspended during the investigation period, also as set forth in Section 10(b)(iv) of the Plan.

6.           Non-Transferability of Option.  This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him or her.  The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

7.           Tax Consequences.  THE OPTIONEE HEREBY ACKNOWLEDGES THAT THE ISSUANCE AND EXERCISE OF THIS OPTION MAY HAVE TAX CONSEQUENCES TO THE OPTIONEE AND THAT ANY AND ALL SUCH TAX CONSEQUENCES ARE THE SOLE RESPONSIBILITY OF THE OPTIONEE.  OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE ACCEPTING AND/OR EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

(a)           Incentive Stock Option.

(i)           Tax Treatment upon Exercise and Sale of Shares.  If this Option qualifies as an Incentive Stock Option, there will be no regular federal income tax liability upon the exercise of the Option, although the excess, if any, of the fair market value of the Shares on the date of exercise over the Exercise Price will be treated as an adjustment to the alternative minimum tax for federal tax purposes and may subject Optionee to the alternative minimum tax in the year of exercise.  If Shares issued upon exercise of an Incentive Stock Option are held for at least one year after exercise and are disposed of at least two years after the Option grant date, any gain realized on disposition of the Shares will also be treated as long-term capital gain for federal income tax purposes.  If Shares issued upon exercise of an Incentive Stock Option are disposed of within such one-year period or within two years after the Option grant date, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) to the extent of the difference between the Exercise Price and the lesser of (i) the fair market value of the Shares on the date of exercise, or (ii) the sale price of the Shares.

(ii)           Notice of Disqualifying Dispositions.  With respect to any Shares issued upon exercise of an Incentive Stock Option, if Optionee sells or otherwise disposes of such Shares on or before the later of (i) the date two years after the Option grant date, or (ii) the date one year after the date of exercise, Optionee shall immediately notify the Company in writing of such disposition.  Optionee acknowledges and agrees that he or she may be subject to income tax withholding by the Company on the compensation income recognized by Optionee from the early disposition by payment in cash or out of the current earnings paid to Optionee.

(b)           Nonstatutory Stock Option.  If this Option does not qualify as an Incentive Stock Option, there may be a regular federal (and state) income tax liability upon the exercise of the Option. Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the Exercise Price.  If Optionee is an Employee, the Company will be required to withhold from Optionee’s compensation or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.  If Shares issued upon exercise of a Nonstatutory Stock Option are held for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes.

8.           Lock-Up Agreement.  In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, Optionee hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however and whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the public offering.

 9.           Effect of Agreement.  Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Option terms), and hereby accepts this Option and agrees to be bound by its contractual terms as set forth herein and in the Plan.  Optionee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Plan Administrator regarding any questions relating to the Option.  In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Notice and this Agreement, the Plan terms and provisions shall prevail.  The Option, including the Plan, constitutes the entire agreement between Optionee and the Company on the subject matter hereof and supersedes all proposals, written or oral, and all other communications between the parties relating to such subject matter.

10.           Section 409A.  This Plan is intended to meet the requirements to be exempt from the application of Section 409A of the Internal Revenue Code ("Section 409A").  If any amount payable under the Plan is determined to be subject to Code Section 409A, then the applicable provisions of the Plan shall be interpreted and administered in accordance with Section 409A and the applicable guidance issued by the Department of the Treasury with respect to the application of Section 409A. Notwithstanding any provision of the Plan to the contrary, no payment of an amount subject to Section 409A on account of a termination of service as defined in Section 409A and the accompanying guidance, shall be made to Optionee if he is a specified employee (within the meaning of Section 409A and the applicable guidance) as of the date of Optionee’s termination of service, within the six-month period following Optionee’s termination of service.  Amounts to which Optionee would otherwise be entitled under the Plan during the first six months following the termination of service will be accumulated and paid on the first day of the seventh month following the Optionee’s termination of service.

[Signature Page Follows]

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

THE COMPANY:

ASURE SOFTWARE, INC.

By:
(Signature)

Name:
Title:

OPTIONEE:

PATRICK GOEPEL

_______________________